April 25, 2001


Board of Directors
Ontro, Inc.
13250 Gregg Street
Poway, California 92064


                      Re: Form S-3 Registration Statement
                            Ontro, Inc.
                            Our File No. 807.00

Gentlemen:

         We have acted as special counsel for Ontro, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which certain shareholders may sell up to 827,872 shares of the Company's common stock ("Common Stock").

         We are familiar with the proceedings by which the Common Stock has been authorized, and we have reviewed and are familiar with the Restated Articles of Incorporation and the By-Laws of the Company and such other corporate records and documents as we have deemed necessary to express the opinion herein stated.

         In rendering the opinion herein we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, we are of the opinion that the Common Stock to be sold and delivered as contemplated by the Registration Statement was validly issued and is fully paid and nonassessable.

         We hereby consent to the references to this firm in the Legal Matters section of the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.


                                                     Sincerely,

                                                     Fisher Thurber LLP


                                                     By: /S/ David A. Fisher
                                                     -----------------------
                                                            David A. Fisher
DAF:nlm